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                                  EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

            We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 of Directview, Inc. and the related prospectuses of our audit report dated April 12, 2006 with respect to the consolidated balance sheet at December 31, 2005 and the consolidated statements of operations, shareholders' equity and cash flows of Directview, Inc. and its subsidiaries for the years ended December 31, 2005 and 2004 in the Form 10-KSB for the year ended December 31, 2005.


/s/ Sherb & Co., LLP
Certified Public Accountants


Boca Raton, Florida
April 18, 2006